MERGER AND ACQUISITION AGREEMENT – SUPPLEMENTAL AGREEMENT

Party A:	Han Lingzhi ID No.: 341602197208116069 Gu Quanhui ID No.: 341281196905176058

Party B:	Bozhou Xinghe Pharmaceutical Co., Ltd.

Party C:	Shandong Global Pharm Group, Ltd.

Merger and Acquisition Agreement:
The Merger and Acquisition Agreement signed by Party A, Party B and Party C on July 5, 2011

Whereas:

Party A, Party B and Party C have entered into the Merger and Acquisition Agreement dated July 4, 2011 in respect of Party C’s acquisition of Party B in its entirety. Through mutual negotiation, the parties have entered into this supplemental agreement to address and supplement matters unaddressed in the Merger and Acquisition Agreement and hereby agree to comply with the obligations hereunder.

Clause 1:	Transfer of Rights

1.
Party A, Party B and Party C hereby agree on July 1, 2011 as the date of transfer of Party B’s rights. On such date, Party A shall transfer Party B’s management right, operating right, relevant seals, financial seal, contract seal and bank account seal to Party C or such person as designated by Party C. Thereafter, Party C shall have obtained the right of disposal in respect of Party B’s fixed assets, intangible assets, bank borrowings and shareholding interests, and shall assume the operation, management and relevant legal risks of Party B.

2.
Party C shall acquire the fixed assets (including, among others, comprehensive workshop, production workshop, power workshop, offices, buildings and ancillary facilities, pipelines, trenches and supporting facilities, machinery and equipment, electronic equipment and automobiles), intangible assets (including, among others, land use rights and GMP certificates), bank borrowings and the registered capital of Party B as of July 1, 2011. Party A shall be entitled to the bank deposits, accounts receivable, prepayments, other current assets, accounts payable, tax payable, wages payable and other current liabilities, and intangible assets including customers and sales network of Party B as of July 1, 2011.

Clause 2:	Purchase Consideration and Commitments

1.
Through negotiation, other than the registered capital in the amount of RMB 20 million paid by Party C to Party A in accordance with Clauses 1 and 2 of the Merger and Acquisition Agreement, Party C shall pay another RMB 10 million to Party A within nine months after the date of transfer of Party B’s rights as compensation for its acquisition of Party B.

2.
In the event Party A fails to settle Party B’s current liabilities incurred prior to the date of acquisition, excluding bank borrowings, within nine months after completion of the acquisition, Party C shall offset the fair value amount of such liabilities against the additional RMB 10 million paid. In the event the amount of RMB 10 million is insufficient to settle such liabilities, Party C is entitled to claim against Party A and all losses suffered shall be assumed by Party A.

3.
In the event Party B suffers any impact, within nine months after completion of the acquisition, which arises out of or in connection with any false representation, omission or concealment of any debt or liability by Party A as of the date of acquisition, Party C is entitled to claim against Party A and all losses suffered shall be assumed by Party A.

4.
In the event Party B suffers any loss, within nine months after completion of the acquisition, which arises out of or in connection with any false representation, omission or concealment of any mortgages, liens or other encumbrances on Party B’s fixed assets and intangible assets prior to the date of acquisition, Party C is entitled to claim against Party A and all losses suffered shall be assumed by Party A.

5.
In the event Party B suffers any impact and loss with respect to its production, operations or reputation, within nine months after completion of the acquisition, which arises out of or in connection with any false representation, omission or concealment of any litigation, dispute or risks relating to Party B as of the date of acquisition, Party C is entitled to claim against Party A and all losses suffered shall be assumed by Party A.

Clause 3:	Announcement obligation

1.	Party C shall only acquire the assets, liabilities and rights as stated under sub-clause 2 of Clause 1 herein.

2.
Upon effect of this Agreement, Party A shall assist Party C to publish an announcement in such media as designated by the local industry and commerce administration with respect to the matters agreed in sub-clause 1 of Clause 3 herein within 30 working days after completion of the procedures for the change in industrial and commercial registration. .

Clause 4:	Amendment of Agreement

Any amendment of this Agreement must be mutually negotiated and agreed by all parties hereto and in the form of a supplemental agreement.

Clause 5:	Applicable laws and dispute solution

1.	This Agreement is governed by the laws of the People’s Republic of China.

2.
Any dispute or disagreement arising out of or in connection with this Agreement shall be resolved by the parties concerned through amicable negotiation, failing which, to be brought before the courts for settlement.

Clause 6:	Miscellaneous

1.	This Agreement shall be effective upon signature by all parties hereto.

2.	The Agreement is executed in six counterparts with each party to execute two counterparts. Each counterpart shall constitute an original of this Agreement and is equally effective upon execution.

[This page is intentionally left blank for signature only]

Party A

HAN Lingzhi	)

GU Quanhui	)

Party B

Bozhou Xinghe	)
Pharmaceutical Co., Ltd.	)

Han Lingzhi
Representative

Party C

Shandong Global Pharm	)
Group, Ltd.	)

Song Yanliang
Representative

Signing place: Bozhou City of Anhui Province
Signing date: July 5, 2011